Exhibit 99.1

FluoroPharma Announces Milestone for BFPET

Initial Images Show Positive Results for BFPET in Patients With Coronary Artery Disease

MONTCLAIR, N.J., July 26, 2012 (GLOBE NEWSWIRE) -- FluoroPharma Medical, Inc. (OTCBB:FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, today announced that they have received high quality images in an investigator-sponsored clinical trial in China where patients with CAD were given BFPET, its imaging agent for measuring cardiovascular blood flow. This is most encouraging as the company is starting phase II trials.

Patients are being imaged at the PLA 301 hospital in Beijing where the images give a direct comparison between stress perfusion imaging using sestamibi and BFPET. According to Dr. Alan Fischman, former head of nuclear medicine at Massachusetts General Hospital and the principal investigator of the BFPET phase I trial, "initial results are impressive. Image quality obtained using PET is superb. BFPET shows clear diagnostic qualities as well as increased resolution, inherent in PET. The initial images look spectacular and we are confident that when all the patients are imaged, the data will further support clinical development of the agent." Approximately 20 patients are expected to be imaged with this investigator-initiated study concluding by the beginning of the 4th quarter of 2012.

"These images mark a milestone for BFPET and this exciting technology; bringing it a step closer to the world's medical community. We firmly believe, however, that the true beneficiaries of imaging agents like BFPET will be patients as it offers the potential for non-invasive diagnostic images with higher specificity. This will provide early and more accurate information to enable more effective patient management decisions," commented Thijs Spoor, FluoroPharma's President and Chief Executive Officer. "Today's announcement supports our earlier findings and increases our confidence that the images we observed in Phase I will be reproduced in Phase II. It also validates the importance and value of FluoroPharma's technology in important growth markets where diagnostic imaging is playing an increasingly significant role in the early detection of disease," he added.

About BFPET: Myocardial Perfusion Imaging FluoroPharma's BFPET is a novel imaging agent for myocardial perfusion imaging with the potential for measuring cardiovascular blood flow. BFPET, a Flourine-18 labeled tracer, has been designed to enter the myocardial cells in direct proportion to blood flow and cell membrane potential. These are two of the most important physiological indicators upon which adequate blood supply to the heart depends. BFPET has been designed to differentiate among those cells of the myocardium that may be ischemic, infarcted and those that are healthy.

Ischemic and infarcted cells should take up less BFPET than healthy myocardial cells. The signal emitted by BFPET should be inversely proportional to the extent of myocardial injury. Therefore, FluoroPharma believes that ischemic heart tissue can be reliably detected by using BFPET

Late last year, FluoroPharma announced that it had been granted patent rights in China for BFPET and another imaging agent, AZPET which is still in the very early phase of discovery.

About Symptomatic coronary artery disease (CAD) Symptomatic coronary artery disease (CAD) affects millions of patients worldwide and, according to the World Health Organization, cardiovascular diseases are the leading causes of death and disability in the world. Cardiologists' demand for faster, more accurate diagnostic tools continuously drives the development of non-invasive techniques with increased sensitivity and accuracy for the detection and assessment of acute and chronic CAD

About FluoroPharma Medical FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.

For more information on the Company, please visit: www.fluoropharma.com

Forward-Looking Statements Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Carol J. Perlman
cperlman@fluoropharma.com
917-592-9260